EXHIBIT 23(ii)

February 28, 2014
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, TX 77380

Re:	Securities and Exchange Commission
Form 10-K of Anadarko Petroleum Corporation
Gentlemen:
We hereby consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (No. 33-8643), Form S-3 (No. 333-192219) and Form S-8 (Nos. 333-152049, 333-161367, and 333-181429) of Anadarko Petroleum Corporation of our Procedures and Methods Review Letter dated February 28, 2014, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Cash Flows as of December 31, 2013, and of references to our firm which are to be included in Form 10-K for the year ended December 31, 2013, to be filed by Anadarko Petroleum Corporation with the Securities and Exchange Commission.
Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ ROBERT J. OBERST
Robert J. Oberst, P.E.
President